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                                                                    Exhibit 2.1


                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (the "Agreement") is entered into as of July 24, 1998 (the "Agreement Date") by and among Vista Information Solutions, Inc., a Delaware corporation ("Buyer"), E/Risk Information Systems, a corporation organized under the laws of California (the "Company"), and Stuart Solomon, Eben Calder and Bradley G. Mathews (each a "Shareholder" and together the "Shareholders"). Buyer, the Company and the Shareholders are referred to collectively herein as the "Parties."


                                    RECITALS

          A. The Shareholders own an aggregate of two hundred sixteen (216) outstanding shares of the capital stock of the Company (the "Company Shares").

          B. Buyer and all shareholders of the Company other than the Shareholders are simultaneously entering into a Stock Purchase Agreement of even date herewith (the "Concurrent Agreement") pursuant to which Buyer is acquiring all issued and outstanding shares of the Company's Common Stock other than the Company Shares to be sold to Buyer hereunder.

          C. The Company desires to facilitate the transactions contemplated by this Agreement and the Concurrent Agreement, and Buyer desires to purchase, and the Shareholders desires to sell, the Company Shares for the consideration set forth below subject to the terms and conditions of this Agreement.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

          1.1  THE CLOSINGS.

               (a) The initial closing of the transactions contemplated by this Agreement (the "Initial Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, California 92121 commencing at 11:00 a.m., local time, on July 24, 1998, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Initial Closing Date"). The subsequent closing of the transactions contemplated by this Agreement (the "Subsequent Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, California

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92121 commencing at 10:00 a.m., local time, on the earlier to occur of (i)
March 1, 2000 or such mutually agreeable later date as soon as practicable thereafter or (ii) within five business days prior to the closing of a Change of Control Transaction of Buyer (as defined below) (the "Subsequent Closing Date").

               (b) Unless otherwise agreed by Buyer and the Shareholders, the Initial Closing shall take place simultaneously with the closing of the acquisition by Buyer of the additional shares of the issued and outstanding capital stock of the Company pursuant to the Concurrent Agreement.

          1.2 PURCHASE OF THE COMPANY SHARES FROM THE SHAREHOLDERS. Upon and subject to the terms and conditions of this Agreement, at the Initial Closing each Shareholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Shareholder, that number of Company Shares set forth opposite such Shareholder's name on
SCHEDULE 1 hereto. Upon and subject to the terms and conditions of this Agreement, at the Subsequent Closing each Shareholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Shareholder, that number of Company Shares set forth opposite such Shareholder's name on SCHEDULE 1 hereto.

          1.3  ACTIONS AT THE INITIAL CLOSING.  At the Initial Closing:

               (a) The Company and the Shareholders shall deliver to Buyer the various certificates, instruments and documents referred to in Section
6.2 below;

               (b) Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.3 below;

               (c) Each Shareholder shall deliver to Buyer a stock certificate(s) representing the Company Shares to be sold by such Shareholder at the Initial Closing, duly endorsed for transfer;

               (d) Buyer shall issue and deliver to each Shareholder a certificate, registered in the name of such Shareholder and bearing the legend set forth in Section 3.2, representing that number of shares of Common Stock of Buyer as is determined by dividing (a) the respective Purchase Prices set forth on SCHEDULE 1 by (b) the Fair Market Value (as defined below) of one share of Common Stock of Buyer PROVIDED, HOWEVER, that the number of shares issuable to each Shareholder hereunder shall be reduced by
(x) a number determined by dividing (i) the Clareity Allocation for the respective Shareholder (as set forth in SCHEDULE 1) by (ii) the Fair Market Value of one share of Buyer Common Stock (the aggregate number of shares which are not issued to the Shareholders as a result of the operation of this proviso (x) are hereinafter referred to as the "Initial Clareity Shares") plus (y) the allocation among the Shareholders as set forth on SCHEDULE 1 of a total of 15% of the total number of shares of Buyer Common Stock issuable pursuant to this Section 1.3(d) (the "Escrow Shares");


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               (e)  Subject to receipt of an appropriate investment
representation letter, Buyer shall issue and deliver to Clareity a certificate, registered in the name of Clareity and bearing the legend set forth in Section 3.2(b), representing the Initial Clareity Shares;

               (f) Buyer, the Shareholders and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as EXHIBIT A (the "Escrow Agreement"), and Buyer shall deposit certificates representing the Escrow Shares with the Escrow Agent; and

               (g) Upon surrender of the Certificates set forth in Section 1.3(c) the Company shall issue and deliver to Buyer a certificate representing the One Hundred Fifty Two and Eight Tenths (152.8) shares of the Company's Common Stock sold and transferred to Buyer hereunder, and Buyer shall be entered into the share register of the Company as the owner of the Company Shares sold by the Shareholders at the Initial Closing pursuant to this Agreement.

          1.4  ACTIONS AT THE SUBSEQUENT CLOSING.  At the Subsequent Closing:

               (a) each Shareholder Selling Company shares at the subsequent closing shall deliver to Buyer a stock certificate(s) representing the Company Shares to be sold by such Shareholder at the Subsequent Closing (as set forth in SCHEDULE 1), duly endorsed for transfer;

               (b) Buyer shall deliver a total number of shares of Common Stock of Buyer as is determined by dividing the Aggregate Earnout Amount (as defined below) by the Fair Market Value (as defined below) of one share of Common Stock of Buyer. The total number of shares of Common Stock of Buyer delivered at the Subsequent Closing shall be allocated between the Shareholders selling Company Shares at the Subsequent Closing based on the ratio of the number of Company Shares being sold by a Shareholder at the Subsequent Closing divided by the total number of Company Shares being sold at the Subsequent Closing. Each Shareholder selling Company Shares at the Subsequent Closing shall receive a certificate, registered in the name of such Shareholder and bearing the legend set forth in Section 3.2(b), representing that number of shares of Common Stock of Buyer resulting from the foregoing calculation; PROVIDED, HOWEVER, that the number of shares issuable to each Shareholder at the Subsequent Closing shall be reduced by the relative percentages as set forth in SCHEDULE 1 (the aggregate number of shares which are not issued to the Shareholders as a result of the operation of this proviso are hereinafter referred to as the "Subsequent Clareity Shares");

               (c) Subject to receipt of an appropriate investment representation letter, Buyer shall issue and deliver a certificate, registered in the name of Clareity and bearing the legend set forth in
Section 3.3(b), representing the Subsequent Clareity Shares; and

               (d)  Upon surrender of the certificates acquired pursuant to
Section 1.4(a) the Company shall issue and deliver to Buyer a certificate representing the Sixty Three and Two Tenths (63.2) shares of the Company's Common Stock sold and transferred to Buyer hereunder, and Buyer shall be entered into the share register of the Company as the owner of the Company Shares sold by the Shareholders at the Subsequent Closing pursuant to this Agreement.

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          1.5  FAIR MARKET VALUE.  For purposes of this Agreement, the Fair
Market Value of a share of the Common Stock of Buyer shall be the average closing sale price of the Buyer's Common Stock as reported on the Nasdaq Stock Market over the ten trading day period ending three days prior to the applicable Closing Date.

          1.6 EARNOUT AMOUNT. The Aggregate Earnout Amount shall mean the number determined by multiplying 1.6 by either (i) the EBITDA of the Company during calendar year 1999 or (ii) in the event that the Subsequent Closing Date is accelerated pursuant to Section 1.1(a)(ii) above, the annualized EBITDA of the Company over the six full calendar months preceding the date of the Change of Control Transaction of Buyer. For purposes of this Agreement, EBITDA shall mean the earnings of the Company before interest, taxes, depreciation and amortization all as determined in accordance with generally accepted accounting principles ("GAAP") by the outside independent auditors of Buyer.

          1.7 CHANGE OF CONTROL TRANSACTION. As used in this Agreement, a Change of Control Transaction shall be deemed to have occurred in the event any of the following occurs with respect to the Buyer: (a) the direct or indirect sale or exchange by the shareholders of the Buyer of all or substantially all of the stock of the Buyer; (b) a merger or consolidation in which the Buyer is a party (other than a merger or consolidation in which Buyer is the surviving corporation or a parent corporation of the surviving corporation and the shareholders of the Buyer before such merger or consolidation retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving corporation (or the parent corporation) after such transaction); or (c) the sale, exchange, or transfer of all or substantially all of the assets of the Buyer (other than a sale, exchange, or transfer to one or more subsidiary corporations of the Buyer).

          1.8 ESCROW FUND. On the Initial Closing Date, Buyer shall deposit with the Escrow Agent certificates representing the Escrow Shares as described in Section 1.3(d), for the purpose of securing the indemnification obligations of the Shareholders set forth in Article VII of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof for a period of 180 days after the Initial Closing, subject to retention until then pending claims are resolved.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of $10,000, or, in the aggregate with other individual items, in excess of $25,000.

          In this Agreement, any reference to a Party's "knowledge," unless otherwise qualified, means such Party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters.

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          In this Agreement, any reference to the "prospects" of the Company or its business, or to the Company's business "as proposed to be conducted," means such prospects or business without taking into account the effects of the transactions contemplated by this Agreement and the Concurrent Agreement.

          As used in this Agreement, the word "Subsidiary" means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

          Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made and which is provided to Buyer on or before the date of this Agreement (the "E/Risk Disclosure Schedule"), the Company and the Shareholders jointly and severally represent and warrant to Buyer as follows:

               2.1 ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect on the Company. The Company has delivered true and correct copies of the Articles of Incorporation and Bylaws of the Company and each of its Subsidiaries, each as amended to date, to Buyer. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its [Articles] of Incorporation, Bylaws or other charter documents. Except as set forth on the E/Risk Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

               2.2  THE COMPANY'S CAPITAL STRUCTURE.

                    (a) The authorized capital stock of the Company consists of One Thousand (1,000) shares of the Company Common Stock. As of the date hereof and the Initial Closing Date, Three Hundred Sixteen (316) shares of the Company's Common Stock are and will be issued and outstanding. All such outstanding shares of the Company Common Stock (i) are free and clear of all liens, claims and encumbrances created by the Company, (ii) have been duly authorized, validly issued, fully paid and are nonassessable, (iii) have been issued in compliance with all applicable federal and state securities laws, and (iv) are subject to no

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preemptive rights or rights of first refusal created by statute, the charter documents of the Company or any agreement to which the Company is a party or by which it is bound.

          Other than the Three Hundred Sixteen (316) issued and outstanding shares of the Company's Common Stock, there are (i) no equity securities of any class of the Company, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and
(ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Concurrent Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock to which the Company is a party.

          2.3  AUTHORITY; REQUIRED FILINGS AND CONSENTS.

               (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, its Board of Directors and its shareholders. This Agreement and all other documents expressly required to be executed and delivered by the Company hereunder, (collectively, the "Transaction Documents"), have been or will be duly executed and delivered by the Company and constitute or will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

               (b) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the [Articles] of Incorporation or Bylaws of the Company, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which the Company is a party or by which the Company, or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of (ii) and (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Company.

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               (c)  No consent, approval, order or authorization of, or
registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or have a Material Adverse Effect on the Company.

          2.4 FINANCIAL STATEMENTS. The Company has delivered to Buyer its unaudited financial statements as of and for each of the years ended December 31, [1995,] 1996, and 1997 and for the six months ended June 30, 1998 (collectively, the "E/Risk Financial Statements"). The E/Risk Financial Statements are correct in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The E/Risk Financial Statements present fairly the financial position of the Company in all material respects as of the respective dates and the results of its operations and cash flows for the periods indicated. The Company has maintained a standard system of accounting established and administered in accordance with GAAP.

          2.5 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of June 30, 1998 (the "E/Risk Balance Sheet") contained in the E/Risk Financial Statements, (ii) liabilities specifically described in this Agreement or the E/Risk Disclosure Schedule, and (iii) normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practices.

          2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, the Company has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, the Company has not:

               (a) suffered any event or occurrence that has had a Material Adverse Effect on the Company;

               (b) suffered any damage, destruction or loss, whether covered by insurance or not, which in the aggregate has had a Material Adverse Effect on the Company;

               (c) granted any material increase in the compensation payable or to become payable by the Company to its officers or employees other than increases in the ordinary course of business to employees who are not officers;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

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               (e)  issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock;

               (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

               (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, patent right, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

               (i) entered into any material commitment or transaction (including without limitation any borrowing) other than commitments or transactions entered into in the ordinary course of business that are not reasonably likely to have a Material Adverse Effect on the Company;

               (j) permitted or allowed any of its property or assets to be subjected to any new mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

               (k) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $5,000, or, in the aggregate, in excess of $25,000;

               (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business; or

               (m) agreed to take any action described in this Section 2.6 or which would constitute a breach of any of the representations or warranties of the Company contained in this Agreement.

          2.7  TAXES.

               (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property

                                       8

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taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) The Company has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all respects and have been completed in all respects in accordance with applicable law.

               (c) The Company, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

               (d) There is no Tax deficiency outstanding or assessed or proposed against the Company that is not reflected as an estimated liability on the E/Risk Balance Sheet or set forth on the E/Risk Disclosure Schedule, nor has the Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (e) The Company has no liabilities for unpaid Taxes that have not been accrued for or reserved on the E/Risk Balance Sheet, whether asserted or unasserted, contingent or otherwise, except for any liabilities arising out of the change from cash to accrual accounting.

               (f) The Company is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          2.8  TANGIBLE ASSETS AND REAL PROPERTY.

               (a) The Company owns or leases all tangible assets and properties which are used in the conduct of its business as currently conducted or which are reflected on the E/Risk Balance Sheet or were acquired since the date of the E/Risk Balance Sheet (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair. The Company has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the E/Risk Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the E/Risk Financial Statements and except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which the Company is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity and except where failure of such

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leases to be in full force and effect and valid, binding and enforceable would not have a Material Adverse Effect on the Company. The E/Risk Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Buyer.

               (b) The Company owns no real property. The E/Risk Disclosure Schedule sets forth a true and complete list of all real property leased by the Company. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies all such of real property leases have been provided to Buyer.

          2.9  INTELLECTUAL PROPERTY.

               (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, and any applications for and registrations of such patents, trademarks, trade names, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted, or as currently proposed to be conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "E/Risk Intellectual Property Rights"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the Company's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants the Company such rights to such intellectual property as are used in the business of the Company as currently conducted or currently proposed to be conducted.

               (b) The E/Risk Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights included in the E/Risk Intellectual Property Rights, including the jurisdictions in which each such E/Risk Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which the Company is a party and pursuant to which any person is authorized to use any E/Risk Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of the Company (a "E/Risk Product") or any adaptation, translation or derivative work based on any E/Risk Product or any portion thereof, other than nonexclusive end-user licenses entered into in the ordinary course of business pursuant to the Company's standard forms of license agreement, (iii) all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any E/Risk Product (other than licenses for off-the-shelf software used in the conduct of the Company's

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business), (iv) all joint development agreements to which the Company is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which the Company has obtained funding for research and development activities.

               (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the E/Risk Intellectual Property Rights or Licensed Intellectual Property.

               (d) All patents and registered trademarks, service marks and copyrights claimed by or issued to the Company which relate to any E/Risk Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any E/Risk Product does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any E/Risk Intellectual Property Rights or Licensed Intellectual Property.

               (e) All designs, drawings, specifications, source code, object code, documentation, flow charts, data and diagrams incorporated, embodied or reflected in any E/Risk Product at any stage of its development (the "E/Risk Components") were written, developed and created solely and exclusively by (i) employees of the Company without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to the Company by means of valid and enforceable agreements, which are listed and described in the E/Risk Disclosure Schedule and copies of which have been provided to Buyer. The Company has at all times used commercially reasonable efforts to protect its trade secrets and has not acted in such a manner as to cause the loss of such trade secrets by their release into the public domain.

               (f) The Company has used its best efforts to cause each person currently or formerly employed by the Company (including independent contractors, if any) that has or had access to confidential information of the Company to execute and deliver, and each of the Shareholders has executed and delivered, to the Company a confidentiality and non-disclosure agreement in one of the Company's standard forms. Neither the execution or delivery of any such agreement by any such person, nor the carrying on of the Company's business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

          2.10 BANK ACCOUNTS. The E/Risk Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          2.11 CONTRACTS.

               (a) The Company is not a party or subject to any agreement, obligation or commitment, written or oral:

                    (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to the Company totaling more than $20,000 in any twelve-month period;

                    (ii)   with agents, advisors, salesmen, sales
representatives, independent contractors or consultants;

                    (iii) that restricts the Company from carrying on anywhere in the world its business or any portion thereof as currently conducted;

                    (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                    (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                    (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement; or

                    (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the E/Risk Products.

               (b) No party to any such contract, agreement or instrument has expressed its intention to any officer of the Company to cancel, withdraw, modify or amend such contract, agreement or instrument, nor does the Company otherwise know of such an intention.

               (c) To the best of its knowledge after diligent inquiry by its executive officers and directors, the Company is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by the Company under, or breach or violation by the Company of, any contract, commitment or restriction to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except where such default or breach would not have a Material Adverse Effect on the Company. To the Company's knowledge and to the knowledge of each Shareholder, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which the Company is a party or by which the Company or any of its properties or assets is bound or affected. The Company has no reason to believe that it will not be able to comply with the terms or conditions of any contract to which it is a party without an increase in its technical or personnel resources allocated to such contract compared to the resources budgeted by the Company as of the date of this Agreement or any other increase in the cost of satisfying any covenants or conditions under such contract compared to the costs budgeted by the Company as of the date of this Agreement.

          2.12 LABOR DIFFICULTIES. The Company is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment, except where such practice or violation would not have a Material Adverse Effect on the Company. There is no unfair labor practice complaint against the Company pending or threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or threatened against the Company. The Company is not now and has never been subject to any union organizing activities. The Company has not experienced any work stoppage or other labor difficulty.

          2.12 TRADE REGULATION. The Company has not terminated its relationship with or refused to ship E/Risk Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay the Company in excess of $10,000 over any consecutive twelve month period. All of the prices charged by the Company in connection with the marketing or sale of any of its products or services have been in compliance with all applicable laws and regulations, except for such noncompliance that would not have a Material Adverse Effect on the Company. No claims have been asserted or, to the Company's knowledge, threatened against the Company with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the Company's knowledge and to the knowledge of each Shareholder, no specific situation, set of facts, or occurrence provides any basis for any such claim.

          2.14 ENVIRONMENTAL MATTERS.

               (a) As of the date hereof, no amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and similar substances (a "Hazardous Material"), is present, as a result of the actions of the Company or, to the Company's knowledge and to the knowledge of each Shareholder, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company has at any time owned, operated, occupied or leased. To the knowledge of the Company, no underground storage tanks are present under any property that the Company has at any time owned, operated, occupied or leased.

               (b) At no time has the Company transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity which has had or is likely to have a Material Adverse Effect on the Company.

               (c) The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted, the absence of which would have a Material Adverse Effect on the Company.

               (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of the Company and to the knowledge of each Shareholder, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any liability concerning Hazardous Materials Activities.

          2.15 EMPLOYEE BENEFIT PLANS.

               (a) The Company has set forth in the E/Risk Disclosure Schedule (i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company (individually, an "E/Risk Employee Plan," and collectively, the "E/Risk Employee Plans").

               (b) With respect to each E/Risk Employee Plan, the Company has made available to Buyer a true and correct copy of (i) such E/Risk Employee Plan and (ii) each trust agreement and group annuity contract, if any, relating to such E/Risk Employee Plan.

               (c) With respect to the E/Risk Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability which would have a Material Adverse Effect on the Company.

               (d) With respect to the E/Risk Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements or books of the Company.

               (e) The Company is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iii) agreement with any officer of the Company providing any term of employment or compensation guarantee or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          2.16 COMPLIANCE WITH LAWS. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, except where such non-compliance or violations would not have a Material Adverse Effect on the Company.

          2.17 EMPLOYEES AND CONSULTANTS. The E/Risk Disclosure Schedule contains a list of the names of all employees and consultants of the Company as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

          2.18 LITIGATION. There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the Company's knowledge, threatened against the Company or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or, to the Company's knowledge or the knowledge of any Shareholder, any of the Company's directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company. All litigation to which the Company is a party (or, to its knowledge, threatened to become a party) is disclosed in the E/Risk Disclosure Schedule.

          2.19 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted.

          2.20 GOVERNMENTAL AUTHORIZATION. The Company has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of the Company (collectively, the "E/Risk Authorizations"), and all of such E/Risk Authorizations are in full force and effect, except where failure to obtain such consent, license, permit, grant, or other authorization would not have a Material Adverse Effect on the Company.

          2.21 INSURANCE. The E/Risk Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by the Company or as to which it is an insured party. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.22 INTERESTED PARTY TRANSACTIONS.

               (a) No director, officer or shareholder of the Company has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the E/Risk Intellectual Property Rights, used in connection with or pertaining to the business of the Company, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the E/Risk Products, (iii) any entity that competes with the Company, or with which the Company is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which the Company is a party; PROVIDED, HOWEVER, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or on the Nasdaq Stock Market.

               (b) Except as contemplated by the Transaction Documents and the Concurrent Agreement, the Company is not a party to any (i) agreement with any officer or other employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          2.23 NO EXISTING DISCUSSIONS. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Buyer with respect to any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions.

          2.24 REAL PROPERTY HOLDING CORPORATION. The Company is not a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

          2.25 CORPORATE DOCUMENTS. The Company has furnished to Buyer, or its representatives, for its examination (i) copies of its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) to the extent requested by Buyer, all permits, orders, and consents issued by any Governmental Entity with respect to the Company. The corporate minute books and other corporate records of the Company are complete and accurate in all material respects, and the signatures of all officers and directors of the Company and the signatures of all shareholders and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction.

          2.26 SECTION 338(H)(10) ELECTION. The Company has been an S Corporation since inception. Neither the Company nor any Subsidiary of the Company has, in the past ten years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or an other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

          2.27 NO MISREPRESENTATION. No representation or warranty by the Company or the Shareholders in this Agreement, or any written statement, certificate or schedule furnished or to be furnished by or on behalf of the Company or the Shareholders pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to Buyer or its representatives true and complete copies of all documents which are referred to in this Article II or in the E/Risk Disclosure Schedule.


                                  ARTICLE III

                     FURTHER REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

          Each Shareholder, severally and not jointly, represents and warrants to Buyer as follows:

          3.1  OWNERSHIP OF STOCK; AUTHORITY.

               (a) Such Shareholder has good and marketable title, free and clear of any and all liens and encumbrances, to all of the Company Shares. The Shareholder has the full right, power and authority to transfer, convey and sell to Buyer at each Closing the Company Shares to be sold at such Closing and, upon consummation of the purchase contemplated hereby, Buyer will acquire from such Shareholder good and marketable title to the Company Shares to be sold by such Shareholder hereunder, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

               (b) Such Shareholder has all requisite power and authority to execute and deliver the Transaction Agreements to which such Shareholder is a party and to perform his obligations under such Transaction Agreements. Such Transaction Agreements have each been duly and validly executed and delivered by such Shareholder, and each constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

               (c) Neither the execution and delivery of any or all of the Transaction Agreements to which such Shareholder is a party by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby or thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Shareholder is a party or by which such Shareholder is bound, (ii) result in the imposition of any lien or encumbrance upon the Company Shares, or (iii) violate any order, writ, injunction or decree applicable to such Shareholder or to the Company Shares.

          3.2  INVESTMENT REPRESENTATIONS.

               (a) Such Shareholder has been advised that (i) the issuance of shares of Buyer Common Stock in connection with this Agreement is expected to be effected pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act"), and the resale of such shares will be subject to the restrictions set forth in Rule 144 promulgated under the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and
(ii) such Shareholder is an affiliate of the Company. Such Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any Buyer Common Stock issued to Shareholder pursuant to this Agreement unless
(i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act or an appropriate exemption from registration or (iii) such Shareholder delivers to Buyer a written opinion of counsel, reasonably acceptable to Buyer in form and substance, that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

               (b) Buyer will issue stop transfer instructions to its transfer agent with respect to any Buyer Common Stock received by such Shareholder pursuant to this Agreement, and there will be placed on the certificates representing such Buyer Common Stock, or any substitutions therefor, a legend stating in substance:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR
          (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, THAT SUCH REGISTRATION OR COMPLIANCE
          IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Buyer shall so instruct its transfer agent, (i) if a registration statement respecting the sale of shares has been declared effective under the Act and the shares of Buyer Common Stock have been sold pursuant to such registration statement or (ii) if such Shareholder delivers to Buyer (A) satisfactory written evidence that the shares have been sold in compliance with Rule 144 (in which case, the substitute certificate will be issued in the name of the transferee), or

(B) an opinion of counsel, in form and substance reasonably satisfactory to Buyer, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 144.

               (c) Such Shareholder will hold the Buyer Common Stock for investment for Shareholder's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act.

               (d) Such Shareholder understands that the Buyer Common Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Shareholder's investment intent as expressed herein.

          3.3 CLAREITY SHARES. The issuance of the Initial Clareity Shares and the Subsequent Clareity Shares satisfies in full the obligations of the Shareholders and the Company to Clareity for finders fees or similar fees which arise or may arise as a result of the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Company and to the Shareholders as follows:

          4.1 ORGANIZATION. Each of Buyer and Buyer's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents. Except as set forth in the Vista SEC Reports (as defined in Section 4.4), neither Buyer nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

          4.2  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been or will be duly executed and delivered by Buyer and constitute or will constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

               (b) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Buyer.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Buyer.

          4.3 NO MISREPRESENTATION. No representation or warranty by Buyer in this Agreement, or any written statement, certificate or schedule furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Buyer has delivered or made available to the Company and the Shareholders and their respective representatives true and complete copies of all documents which are referred to in this Article IV.

          4.4  SEC FILINGS; FINANCIAL STATEMENTS.

               (a) Buyer has timely filed and made available to the Shareholders all forms, reports and documents required to be filed by Buyer with the Securities and Exchange Commission (the "SEC") since December 31, 1996 other than registration statements on Form S-8 (collectively, the "Vista SEC Reports"). The Vista SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Act, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Vista SEC Reports or necessary in order to make the statements in such Vista SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Vista SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Buyer as of June 30, 1998 is referred to herein as the "Vista Balance Sheet."

               (c) Vista is eligible to use Form S-3 for registration of outstanding shares to be sold for the account of any person other than Vista.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          5.1  REGISTRATION RIGHTS.

               (a) Upon receipt after August 24, 1998 of a request by the holders of a majority of the Buyer Common Stock issued at the Initial Closing other than the Escrow Shares (the "Registrable Securities") to register such shares for resale, Buyer shall notify any other persons receiving shares at the Initial Closing of such request and permit such other persons to join in such registration. Within 30 days, Buyer shall file with the SEC a registration statement (the "Registration Statement") on Form S-3 or on such other form as is then available under the Securities Act covering the Registrable Securities; with respect to such shares, together with any shares held by persons who requested (within 10 business days of receipt of the notice set forth in the first sentence hereof) their shares to be included in such registration, and shall cause such shares of Buyer Common Stock to be registered under the Securities Act so as to permit the resale thereof, PROVIDED, HOWEVER, that each holder of Registrable Securities ("Holder") desiring to participate shall provide all such information and materials to Buyer and take all such action as may be reasonably required in order to permit Buyer to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Buyer pursuant to this Section 5.1. Buyer shall not be required to effect more than one registration under this Section
5.1. The offering made pursuant to such registration shall not be underwritten.

               (b) Notwithstanding Section 5.1(a), Buyer shall be entitled to postpone the declaration of effectiveness of the Registration Statement prepared and filed pursuant to Section 5.1(a) for a reasonable period of time up to thirty (30) calendar days if the Board of Directors of Buyer, acting in good faith, determines that there exists material nonpublic information about Buyer which the Board does not wish to disclose in a registration statement, which information would otherwise be required by the Securities Act to be disclosed in the Registration Statement to be filed pursuant to Section 5.1(a) above. Buyer shall have the right to extend such 30-day postponement for up to 10 additional days; PROVIDED, HOWEVER, that Buyer will use all reasonable efforts to limit the initial postponement and any extension to as short a period as possible. In each case, Buyer shall furnish the Shareholders with a written notice summarizing in reasonable detail the material nonpublic information upon which the postponement or extension of such postponement is based, which information the Shareholders shall treat as confidential.

               (c) Buyer shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 5.1(a) hereof with respect to the shares of Registrable Securities desired for inclusion in the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until one year after the Initial Closing Date; and (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until one year after the Initial Closing Date, (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the shares of the Registrable Securities to be offered and sold, but only while Buyer shall be required under the provisions hereof to cause the Registration Statement to remain current. In addition, unless such sales satisfy applicable exemptions, Buyer shall register or qualify the sale of the securities covered by the Registration Statement under the California Corporate Securities Law and under the Blue Sky laws of such other jurisdictions as may be reasonably requested by any Holder.

               (d) Notwithstanding any other provision of this Section 5.1, Buyer shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable judgment of Buyer in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Buyer (the "Suspension Right"). In the event Buyer exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Buyer and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Buyer after consultation with counsel. Buyer will promptly give each Holder participating in such registration notice of any such suspension, summarizing in reasonable detail the information or events on which such suspension is based, PROVIDED that the Holder participating in such registration shall maintain the confidentiality of the contents of such summary. Buyer will use all reasonable efforts to limit the length of the suspension to no more than thirty calendar days, and in no event shall the total time during which the Suspension Right is invoked by Buyer exceed 75 days during the one-year period following the effectiveness of the Registration Statement. Buyer agrees to notify the Shareholders promptly upon termination of the suspension.

               (e) If any Holder shall propose to sell any Registrable Securities pursuant to the Registration Statement, it shall notify the Chief Financial Officer of Buyer of his intent to do so (including the proposed manner and timing of all sales) at least two full trading days prior to such sale. At any time within such two-trading-day period, Buyer may refuse to permit the Holder to resell any Registrable Securities pursuant to Section 5.1(d).

               (f) Buyer shall pay all of the out-of-pocket expenses (other than underwriting discounts and commissions, if any, and any fees or disbursements of counsel retained by a Holder of Registrable Securities) incurred in connection with any registration or qualification of Registrable Securities pursuant to this Section 5.1, including, without limitation, all registration or qualification and filing fees, Blue Sky fees and expenses, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Buyer's outside counsel and independent accountants.

               (g) For any Registrable Securities included in the Registration Statement, to the maximum extent permitted by law, Buyer will indemnify and hold harmless each Shareholder from and against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect of them) arise out of or are based on any of the following statements, omissions, or violations (collectively a "Violation"):

                    (i) Any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement and any amendments or supplements to the Registration Statement;

                    (ii) The omission or alleged omission to state in the Registration Statement a material fact required to be so stated or necessary to make the statements in the Registration Statement not misleading; or

                    (iii) Any violation or alleged violation by Buyer of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated thereunder.

          Buyer will either assume the defense of any action or reimburse each Shareholder for any legal or other expenses reasonably incurred by the Shareholder in connection with investigating or defending any such loss, claim, damage, liability, or action ("Loss"); provided that the indemnity agreement contained in this Section 5.1(g) shall not apply to a Shareholder to the extent that the Loss arises out of or is based on a Violation that occurs in reliance on and in conformity with written information furnished expressly for use in connection with the Registration Statement by such Shareholder.

               (h)  Buyer agrees to use its best efforts to:

                    (i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the Registration Statement;

                    (ii) Use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act and to otherwise continue to qualify for the continued use of Form S-3 for the resale of the Registrable Securities; and

                    (iii) So long as any Shareholder owns any Registrable Securities which are not subject to an effective Registration Statement and until any sale would be eligible under Rule 144(k) promulgated under the Securities Act, to furnish to the Shareholder forthwith upon request a written statement by Buyer as to its compliance with the reporting requirements of Rule 144 under the Securities Act, a copy of the most recent annul or quarterly report of Buyer and such other reports and documents of Buyer and other information in the possession of or reasonably obtainable by Buyer as a Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Shareholder to sell any Registrable Securities without registration.

               (i) The right to cause Buyer to register the Buyer Common Stock under this Section 5.1 may be assigned to a transferee or assignee of at least 25,000 shares of Buyer Common Stock reasonably acceptable to Buyer in connection with any transfer or assignment of Registrable Securities by a Shareholder provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) written notice is promptly given to Buyer and (iii) such transferee agrees to be bound by the provisions of this Section 5.1. Notwithstanding the foregoing, the registration rights under this Section 5.1 may be assigned to any Shareholder's spouse, children, siblings, ancestors and descendants and any trust established solely for the Shareholder's benefit or for the benefit of the Shareholder's spouse, children, siblings, ancestors or descendants, without compliance with item
(ii) above, provided written notice thereof is promptly given to Buyer.

               (j) Buyer shall provide reasonable assistance to the Shareholders in establishing a relationship with one of Buyer's banks which will permit the Shareholders to borrow against their Registrable Securities. Buyer shall also provide reasonable assistance to the Shareholders in arranging private sales of Registrable Securities, consistent with applicable securities law requirements.

          5.2 BROKERS OR FINDERS. Each of Buyer, the Shareholders and the Company represents, as to itself, its Subsidiaries and its Affiliates, that, other than Clareity, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement; and each of Buyer, the Shareholders and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate. The Shareholders agree to indemnify and hold the Company and Buyer harmless from and against any and all claims, liabilities or obligations with respect to such fees due to Clareity by the Shareholders or the Company.

          5.3 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS; TAX ELECTION; DISTRIBUTIONS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyer with full title to all the Company Shares, the Shareholders shall take all such necessary action. The Shareholders agree to cooperate with Buyer and the Company in providing any necessary information and taking any reasonably necessary actions in order to effect the filing of a Section 338(h)(10) Election under the Internal Revenue Code. Buyer shall cause the Company to notify the Internal Revenue Service and the California Franchise Tax Board of the fact that the Company ceased to be an S Corporation as of the Closing Date and to prepare all tax filings necessary in connection with the termination of the Company's status as an S Corporation. Within ten days after receiving written notice from a Shareholder, together with documentation supporting the calculation referred to in this sentence, Buyer shall cause the Company to distribute to such Shareholder the amount, if any, of any federal and state income taxes which any Shareholder's accountant has determined will be owed by the Shareholder as a result of his share of distributive income of the Company with respect to the period from January 1, 1998 through July 24, 1998, except that the Shareholders will be responsible for their own taxes resulting from the sale of the Company Shares and the
Section 338(h)(10) election. To the extent that the Section 338(h)(10) election results in the acceleration of taxes owed by a Shareholder on the Company Shares to be sold at the Subsequent Closing, Buyer will loan such Shareholder the amount of such accelerated tax on an interest free basis, until such tax would otherwise be owed. No other distributions shall be made to any Shareholder as a result of the financial performance of the Company prior to the Closing Date.

          5.4 EXPENSES. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated; provided, however, that the Company may pay the legal fees of counsel advising the Shareholders with respect to this Agreement (and the other shareholder pursuant to the Concurrent Agreement) and the out of pocket costs of Clareity as long as the aggregate fees and expenses paid by the Company in connection with this Agreement and the Concurrent Agreement do not exceed $25,000.

                                   ARTICLE VI

                           CONDITIONS TO THE CLOSING

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to this Agreement shall be subject to the satisfaction on or prior to the Initial Closing Date of the following conditions:

               (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Buyer or the Company or a Material Adverse Effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

               (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Buyer's conduct or operation of the business of Buyer or the Company after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.

          6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

               (a) The representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or the Concurrent Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period and
(iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Buyer shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company and by Shareholders in their capacities as individuals with respect to the representations and warranties of Shareholders;

               (b) The Company and Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company and by the Shareholders in their capacities as individuals;

               (c) Buyer shall have received from the Company written evidence that the execution, delivery and performance of the Company's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors;

               (d) Mr. Calder and Mr. Solomon shall have executed and delivered Employment Agreements in the form of EXHIBIT B-1 attached hereto; Mr. Mathews shall have executed an Amendment to Employment Agreement in the form of EXHIBIT B-2 attached hereto; and each Shareholder shall have executed and delivered the Non-Competition and Non-Solicitation Agreement in the form attached hereto as EXHIBIT C;

               (e) The Company, Buyer, the Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement;

               (f) Buyer shall have received from the Shareholders such other documents as Buyer's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Buyer's counsel;

               (g) The Company, Buyer and the other party to the Concurrent Agreement shall have executed and delivered the Concurrent Agreement, and all of the conditions to Buyer's obligations under the Concurrent Agreement shall have been satisfied or duly waived by Buyer;

               (h) The shareholders of the Company who are listed as applicants for the E/Risk trademark registration shall have assigned their interests in such mark to the Company; and

               (i) The Shareholders of the Company shall have taken action, effective as of the Initial Closing, to (A) expand the size of the Board of Directors of the Company to seven, and (B) elect Thomas R. Gay, E. Stevens Hamilton, Jerome T. Marani, and Brian Conn as directors; and the Board of Directors shall have appointed Thomas R. Gay as Chairman of the Company, E. Stevens Hamilton as Chief Financial Officer and Brian Conn as Assistant Secretary.

          6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The obligations of the Company and the Shareholders to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Shareholders:

               (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and the Company and the Shareholders shall have received a certificate to such effect signed on behalf of Buyer by the chief financial officer of Buyer;

               (b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company and the Shareholders shall have received a certificate to such effect signed on behalf of Buyer by the chief financial officer of Buyer;

               (c) The Company, Buyer, the Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

               (d) The Company and the Shareholders shall have received from Buyer written evidence that the execution, delivery and performance of Buyer's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Buyer;

                                  ARTICLE VII

                                INDEMNIFICATION

          7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Initial Closing occurs, all of the representations and warranties contained in
Section 2 and 4 of this Agreement shall survive for a period of six months from the Initial Closing Date (except that representations and warranties that specifically relate to a particular date or period shall be true and correct as of such date and for such period). If the Initial Closing occurs, all of the representations, warranties and covenants contained in Section 3 and 5 of this Agreement shall survive from the Initial Closing Date until the expiration of two years from the Subsequent Closing Date.

          7.2  INDEMNIFICATION.

               (a) Subject to the terms and conditions contained herein, each Shareholder shall indemnify, defend and hold harmless Buyer, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Buyer, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Vista Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) ("Indemnified Loss") which any member of the Vista Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by the Company or the Shareholders in this Agreement, or (ii) as a result of willful fraud or intentional misrepresentation by the Company or the Shareholders or any of their representatives. Resort against the Escrow Shares in accordance with the terms of the Escrow Agreement shall be Buyer's sole and exclusive remedy for breaches of the representations and warranties of the Shareholders and the Company set forth in Article II; PROVIDED, HOWEVER, that such limitation shall not apply to Indemnified Losses which are the result of willful fraud or intentional misrepresentation; PROVIDED, further, that Vista shall not be entitled to any indemnification hereunder until the total Indemnified Losses exceed $25,000. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any Indemnitee. Each Shareholder acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any certificate delivered to Buyer in connection with this Agreement.

               (b) Subject to the terms and conditions contained herein, Buyer shall indemnify, defend and hold harmless the Shareholders from, against, for and in respect of any and all Indemnified Losses which the Shareholders may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any other representations, warranties or covenants made by Buyer in this Agreement, including the Vista Disclosure Schedule, or
(ii) as a result of willful fraud or intentional misrepresentation by Buyer. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any Indemnitee.

          7.3  PROCEDURES FOR INDEMNIFICATION.

               (a) As used in this Article VII, the term "Indemnitee" means the member or members of the Vista Group or, as the case may be, the Shareholders seeking indemnification hereunder; and the term "Indemnifying Party" shall mean Vista in the case where the Shareholders are the Indemnitees, and the Shareholders in the case where a member of the Vista Group is the Indemnitee.

               (b)  A claim for indemnification hereunder (an
"Indemnification Claim") shall be made in accordance with the provisions of the Escrow Agreement.

               (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.4 hereof shall be observed by Indemnitee and the Shareholders.

          7.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article VII (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

               (a) Indemnitee shall give the Indemnifying Party written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Indemnifying Party may, subject to the prior written consent of the Indemnitee, undertake control of the defense thereof by counsel of his or its own choosing reasonably acceptable to Indemnitee. If Indemnifying Party has undertaken control of the defense of the matter, Indemnitee may participate in the defense through his or its own counsel at his or its own expense. In the event the Shareholder as an Indemnitee desires to assume the defense of the matter, the Shareholders shall provide Buyer with reasonable assurances of the Shareholders' ability to bear the costs of such defense and any likely outcome. If, however, the Indemnifying Party fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Shareholders by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and settlement of such Third Party Claim in any manner which the Indemnitee deems is reasonable with counsel of its own choosing; provided, however that the Shareholders may not settle a claim in a manner that would materially affect Buyer's business or that would exceed the value of the Escrow Shares. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 7.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Indemnifying Party of a Third Party Claim shall not release the Indemnifying Party from his or its obligations hereunder, except to the extent he or it is prejudiced by such failure.

               (b) Indemnitee and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Vista as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

               (c) Unless the Indemnifying Party has failed to fulfill his or its obligations under this Article VII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by this Section 7.4, no settlement of such Third Party Claim may be made by the Indemnifying Party without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

               (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (b)  if to Buyer, to:

                    Vista Information Solutions, Inc.
                    5060 Shoreham Place
                    San Diego, CA 92122
                    Attention:  Chief Financial Officer
                    Fax:   (619) 450-6185
                    Tel:   (619) 450-6100
                    with a copy to:

                    Gray Cary Ware & Freidenrich LLP
                    4365 Executive Drive, Ste. 1600
                    San Diego, CA 92121
                    Attention: Douglas J. Rein
                    Fax:   (619) 677-1477
                    Tel:   (619) 677-1443

               (c)  if to the Company, to

                    E/Risk Information Systems
                    100 N. Winchester Blvd., Suite 230
                    Santa Clara, CA 95050

                    Attention: President
                    Fax:  (408) 261-6454
                    Tel:  (408) 261-6450

                    with a copy to:

                    Christopher J. Walt, Esq.
                    2223 Avenida de la Playa, Suite 100
                    La Jolla, CA 92037

                    Fax:  (619) 459-7210
                    Tel:  (619) 459-5940


               (d)  if to the Shareholders, to

                    [Name of Shareholder]
                    c/o 100 N. Winchester Blvd., Suite 230
                    Santa Clara, CA 95050

                    Fax:  (408) 261-6454
                    Tel:  (408) 261-6450


          8.2 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this

Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 24, 1998. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each Party and its counsel has reviewed this Agreement and provided revisions thereto; the rule of construction to the effect that ambiguities are construed against the drafter shall not be used in the interpretation of this Agreement.

          8.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

          8.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          8.5 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement dated as of June 1, 1998.

          8.6 GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles. Any legal action arising under this Agreement shall be resolved in the courts located in California.

          8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.8 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

          8.9 ATTORNEY'S FEES. If any Party shall commence any action or proceeding against another party in order to enforce the provision hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

          IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Shareholders have executed this Agreement in the space provided below.


                                        "BUYER"

                                        VISTA INFORMATION SOLUTIONS, INC.

                                        By:
                                            -----------------------------

                                        Its:
                                             ----------------------------


THE "SHAREHOLDERS"                      THE "COMPANY"

                                        E/RISK INFORMATION SERVICES


                                        By:
---------------------------                 -----------------------------
Stuart Solomon

                                        Its:
                                             ----------------------------

---------------------------
Eben Calder



---------------------------
Bradley G. Mathews

                SCHEDULES AND EXHIBITS TO STOCK PURCHASE AGREEMENT
                           OF JULY 24, 1998 BY AND AMONG
             VISTA INFORMATION SOLUTIONS, E/RISK INFORMATION SERVICES,
                 STUART SOLOMON, EBEN CALDER AND BRADLEY MATHEWS



 SCHEDULES/EXHIBITS                       TITLE

 Schedule 1                     Allocation of Consideration

 Exhibit A                      E/Risk Disclosure Schedule

 Exhibit B-1                    Form of Employment Agreement

 Exhibit B-2                    Form of Amendment to Employment Agreement

 Exhibit C                      Non-Competition and Non-Solicitation Agreement

                      AMENDMENT TO STOCK PURCHASE AGREEMENT AND
                                   ESCROW AGREEMENT


     This Amendment to Stock Purchase Agreement and Escrow Agreement is entered into as of October 6, 1998 by and between Vista Information Solutions, Inc. a Delaware corporation ("Buyer"), Stuart Solomon and Eben Calder (each of Solomon and Calder, a "Seller") and Norwest Bank Minnesota, National Association, a national banking association principally located in Minneapolis, Minnesota ("Escrow Agent").

                                      RECITALS

A. Buyer and Sellers are parties to a Stock Purchase Agreement entered into as of July 24, 1998 (the "Purchase Agreement") pursuant to which, among other things, Buyer purchased an aggregate of 136.8 shares of Common Stock of E/Risk Information Systems, a California corporation, from Sellers in return for issuance to each Seller of certain shares of Common Stock of Buyer .

B. Pursuant to the terms of Purchase Agreement, Sellers contributed an aggregate of 133,904 shares (66,952 shares from each Seller) of Common Stock of Buyer to an escrow maintained by Escrow Agent pursuant to terms of an Escrow Agreement for Acquisition of Assets/Business dated July 24, 1998 (the "Escrow Agreement").

C. Buyer and the Sellers desire to amend the terms of the Purchase Agreement and the Escrow Agreement to provide for contribution of an additional 133,904 shares of Common Stock of Buyer into the escrow already being maintained by Escrow Agent and Escrow Agent is willing to act as Escrow Agent for such additional shares.

                                     AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF PURCHASE AGREEMENT. The Purchase Agreement is hereby amended to provide that an aggregate of 267,808 shares (133,904 shares from each Seller) of Common Stock of Buyer shall be deposited with Escrow Agent pursuant to the Escrow Agreement, as amended. Upon execution of this Agreement, each Seller will forward a certificate to Escrow Agent representing an additional 66,952 shares of Common Stock of Buyer (for a total additional contribution of 133,904 shares).

2. AMENDMENT OF ESCROW AGREEMENT. The Escrow Agreement is hereby amended to provide that 267,808 shares of Common Stock shall be deposited into the Escrow and shall constituted the "Escrow Funds" (as provided for in the Escrow Agreement).

3. NO OTHER CHANGES. Except as set forth herein, the terms of the Purchase Agreement and the Escrow Agreement shall remain in effect without modification or amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date and year first written above.

BUYER

VISTA INFORMATION SOLUTIONS, INC.



By:
     --------------------------------
     E. Stevens Hamilton
     Vice President and Chief Financial Officer


SELLERS



--------------------------------------
Stuart Solomon



--------------------------------------
Eben Calder


ESCROW AGENT

NORWEST BANK MINNESOTA, National Association



By:
     --------------------------------


                                         -2-